Exhibit 4

DATED 16TH JANUARY 2004

FREDERICK BARCLAY

- and -

DAVID BARCLAY

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THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

PERSONAL GUARANTEE

relating to
the obligations of

PRESS HOLDINGS INTERNATIONAL LIMITED

IMPORTANT NOTICE:  We recommend that you consult a solicitor or other independent legal adviser before signing this document. If the guarantor signs and the Lender is not paid the guarantor may have to pay instead of, or as well as,  the customer of the Lender.

THIS PERSONAL GUARANTEE is made on 16th January 2004

 BY

(1)      FREDERICK BARCLAY of the Island of Brecque; and

(2)      DAVID BARCLAY of the Island of Brecque,

(together the “Guarantors”)

in favour of:

(3)      THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND (the “Lender”).

NOW IT IS HEREBY AGREED as follows:

1.        DEFINITIONS AND INTERPRETATION

1.1       Definitions

Words and expressions defined in the Facilities Agreement (as defined below) shall, save as otherwise defined herein, bear the same meanings in this Guarantee but so that, so far as the context admits, the following expressions shall have the respective meanings ascribed to them:

“Borrower” means Press Holdings International Limited, a company incorporated in Jersey under company number 86785;

“Facility Agreement” means the facility agreement dated the same date as this Guarantee and made between the Borrower (1) and the Lender (2) pursuant to which the Lender agreed to make certain facilities available to the Borrower;

“Guarantee Period” means the period beginning on the date of this Guarantee and ending on the date on which:

(i)       all the Guaranteed Obligations and all obligations (whether actual or contingent) under or in connection with this Guarantee have been unconditionally and irrevocably paid and discharged in full; and

(ii)      the Lender has no further commitment, obligation or liability under or pursuant to the Facility Agreement; and

“Guaranteed Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or alone or in any other capacity whatsoever) of the Borrower to the Lender under or pursuant to the Facility Agreement.

1.2       Interpretation

1.2.1     Unless a contrary indication appears, any reference in this Guarantee to:

(i)       the “Borrower”, the “Lender” or a “Guarantor” shall be construed so as to include its successors in title, permitted assigns, permitted transferees and personal representatives;

(ii)       this Guarantee, the Facility Agreement or any other agreement or instrument is a reference to this Guarantee, the Facility Agreement or such other agreement or instrument as amended, varied, supplemented or novated from time to time;

(iii)      “Guaranteed Obligations” includes obligations and liabilities which would be treated as such but for the insolvency, administration, liquidation or dissolution of or similar event affecting the Borrower; and

(iv)      a provision of law is a reference to that provision as amended or re-enacted.

1.2.2     It is intended by the parties to this Guarantee that this document shall take effect as a deed notwithstanding the fact that a party may only execute this document under hand.

2.        JOINT AND SEVERAL LIABILITY

2.1       Joint and several

The liabilities of the Guarantors to the Lender under this Guarantee are joint and several.

2.2       Other guarantors

Each Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or be bound by this Guarantee (or by any other guarantee or assurance in respect of any of the Guaranteed Obligations) may not do so or may not be effectively bound.

3.        GUARANTEE

3.1       Guarantee

Each Guarantor irrevocably and unconditionally:

3.1.1     guarantees to the Lender the due and punctual payment of all of the Guaranteed Obligations; and

3.1.2     undertakes with the Lender that whenever the Borrower does not pay any amount of the Guaranteed Obligations when due, such Guarantor shall immediately on demand pay that amount as if it was the principal obligor.

3.2       Indemnity

As a separate and independent obligation, each Guarantor irrevocably and unconditionally indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal (whether or not known to the Lender or any other person).  The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

4.        CONTINUING GUARANTEE

4.1       Continuing guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of all the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.  This Guarantee shall remain in full force and effect as a continuing guarantee for the duration of the Guarantee Period.

4.2       Additional and separate guarantee

This Guarantee is in addition to, and without prejudice to and shall not merge with, any other right, remedy, guarantee or Encumbrance which the Lender may at any time hold for any of the Guaranteed Obligations.

4.3       Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from such Guarantor under this Guarantee.  This waiver applies irrespective of any law or any provision of the Facility Agreement to the contrary.

4.4       No discharge

If the Lender releases or discharges any Guarantor from this Guarantee (or any other guarantor from any other guarantee of the Guaranteed Obligations (or part of them)), or accepts any composition from or makes any arrangements with any of them, it shall not, as a result, release or discharge any other party from this Guarantee or any other guarantee.

5.        REINSTATEMENT

If any payment by the Borrower, any Guarantor or any other surety, or any discharge given by the Lender (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise), is avoided or reduced as a result of insolvency or any similar event:

5.1       the liability of the Borrower, such Guarantor or any other surety shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

5.2       the Lender shall be entitled to recover the value or amount of that security or payment from each of the Guarantors as if the payment, discharge, avoidance or reduction had not occurred.

6.        WAIVER OF DEFENCES

The obligations of each of the Guarantors under this Guarantee will not be discharged, impaired or otherwise affected by any act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any obligations of any of the Guarantors under this Guarantee (without limitation and whether or not known to any of them or the Lender) including:

6.1       any time, waiver, consent or any indulgence granted to, or composition with, the Borrower, any other Guarantor or other person;

6.2       the release of the Borrower, any other Guarantor, any other surety or any other person under the terms of any composition or arrangement with any creditor;

6.3       (i) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any other Guarantor, any other surety or any other person or (ii) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or (iii) any failure to realise the full value of any security or (iv) any prejudice to or loss of any rights of subrogation;

6.4       any incapacity, limitation, death, disability or lack of power, authority or legal personality of or dissolution or change in the members, name, status or constitution of the Borrower, any other Guarantor, the Lender or any other person;

6.5       any amendment, variation, novation, supplement or replacement of the Facility Agreement (however fundamental and including, without limitation, any increase in any amount due or owing under the Facility Agreement or in the rate of interest or any other sum payable under the Facility Agreement) or any other document or security;

6.6       any unenforceability, illegality or invalidity of any obligation of any person under the Facility Agreement or any other document or security; or

6.7       any insolvency, bankruptcy, administration, liquidation or any other insolvency procedure which has a similar effect to the foregoing of the Borrower or any Guarantor.

7.        APPROPRIATIONS AND SUSPENSE ACCOUNT

7.1       Right of appropriation

7.1.1     All monies received or recovered by the Lender from any of the Guarantors or the Borrower or any other person in respect of the Guaranteed Obligations may be applied by the Lender to reduce any part of the Guaranteed Obligations.

7.1.2     Any such appropriation shall override any appropriation by the Borrower.

7.2       Application

Until the end of the Guarantee Period, the Lender (or any trustee or agent on its behalf) may refrain from applying or enforcing any other monies, security or rights held or received by it (or any trustee or agent on its behalf) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same.

8.        DEFERRAL OF RIGHTS OF GUARANTORS

8.1       Deferral of rights

Until the end of the Guarantee Period and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of any document or arrangement or otherwise:

8.1.1     to be indemnified by the Borrower or any other Guarantor or to make or enforce any claim or right against the Borrower or any other Guarantor; or

8.1.2     to claim any contribution from any other Guarantor or other guarantor of the Borrower’s obligations under the Facility Agreement; or

8.1.3     to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Facility Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Facility Agreement by the Lender; or

8.1.4     to prove or claim in competition with the Lender in the insolvency or administration of the Borrower or otherwise have or exercise any rights of subrogation or as surety in competition with the Lender; or

8.1.5     to call on the Lender to sue or take proceedings against the Borrower or raise a defence, set-off or counterclaim of the Borrower against the Lender.

8.2       No Encumbrances

Until the end of the Guarantee Period and unless the Lender otherwise directs, no Guarantor will have or take from the Borrower, any other Guarantor or any other surety for any of the Guaranteed Obligations any Encumbrance in respect of its liability under this Guarantee.

9.        RULING OFF

If for any reason this Guarantee ceases to be a continuing guarantee for the Lender in respect of any Guarantor, the Lender may either continue any then existing account(s) with the Borrower or open one or more fresh accounts for the Borrower, but in any such case the obligations of each Guarantor under this Guarantee shall remain unaffected by and be calculated without regard to any payment into and out of any such account after this Guarantee has ceased to be a continuing guarantee.

10.      PAYMENT

10.1     Payments by Guarantors

All payments to be made by any Guarantor under this Guarantee shall be calculated and be made free and clear of, and without any deduction for, or on account of, any set-off or counterclaim or, except to the extent compelled by law, any deduction on account of any Taxes.

10.2     Gross-up

If any Guarantor is compelled by law to make any deduction or withholding from any sum payable under this Guarantee to the Lender:

10.2.1    the sum so payable by that Guarantor shall be increased so as to result in the receipt by the Lender of a net amount equal to the full amount expressed to be payable under this Guarantee; and

10.2.2    that Guarantor shall pay the full amount of any deduction or withholding referred to in this clause to the appropriate governmental agency within the time required by applicable law and promptly forward to the Lender the originals of all official receipts.

11.      COSTS AND EXPENSES

Each of the Guarantors shall promptly on demand pay to the Lender the amount of all costs and expenses (including legal fees):

11.1     reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Guarantee; and

11.2     incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Guarantee.

12.      CURRENCY

12.1     Currency of account

Payments under this Guarantee in relation to the Guaranteed Obligations shall be made in the currency demanded, and each payment in respect of costs, expenses or Taxes under this Guarantee shall be made in the currency in which the costs, expenses or Taxes are incurred.

12.2     Currency indemnity

If any sum due from any Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”), the Guarantors shall, as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that

Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

13.      INDEMNITY

Each Guarantor shall indemnify the Lender promptly on demand against any cost, loss, liability or expense (however arising) incurred by the Lender as a result of or in connection with any breach by any Guarantor of any of its obligations under this Guarantee.

14.      AMENDMENTS AND WAIVERS

Any provision of this Guarantee may be amended only if the Lender and each of the Guarantors so agree in writing.  Any breach of this Guarantee may be waived before or after it occurs only if the Lender so agrees in writing.  A waiver given or consent granted by the Lender under this Guarantee will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

15.      ASSIGNMENT

The Lender may assign or transfer all or any part of its rights under this Guarantee.

16.      SET-OFF

The Lender may, without notice to any Guarantor, the Borrower or any other person, set off and apply any credit balance on any account of any Guarantor with the Lender and any other monies owing by the Lender to any Guarantor against any matured liabilities of such Guarantor to the Lender under this Guarantee.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate in its usual course of business for the purpose of the set-off.

17.      NOTICES

17.1     Communications in writing

Any demand for payment or any other communication to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Guarantee is:

in the case of the Lender:

Bank of Scotland

New Uberior House

11 Earl Grey Street

Edinburgh

EH3 9BN

Facsimile no:     0131 659 0681

Attention:        Andrew Craig

in the case of the Guarantors:

c/o 20 St James Street

3rd Floor

Sweden House

London

SW1A 1ES

Facsimile no:     020 7413 0917

Attention:        Phil Peters and Michael Seal

or any substitute address, fax number or department or officer as the relevant party may notify to the Lender (or the Lender may notify to the Guarantors, if a change is made by the Lender) by not less than five Business Days’ notice.

17.3     Delivery

17.3.1    Subject to clause 17.3.2, any communication or document made or delivered by one person to another under or in connection with this Guarantee will only be effective:

(a)       if by way of fax, when received in legible form; or

(b)       if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 17.2, if addressed to that department or officer.

17.3.2    In order to prove that a notice or demand has been served on any Guarantor, the Lender need only prove that the notice or demand was properly addressed and posted, delivered, transmitted or sent.

17.3.3    Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender, expressly marked for the attention of the department or officer specified in clause 17.2 (or any substitute department or officer as the Lender shall specify for this purpose).

18.      CALCULATIONS AND CERTIFICATES

18.1     Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Guarantee, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

18.2     Certificates and determinations

Any certification or determination by the Lender of a rate or amount under this Guarantee or the Facility Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates and shall be binding on each of the Guarantors.

19.      PARTIAL INVALIDITY

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.      REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Guarantee or the Facility Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

21.      THIRD PARTY RIGHTS

A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Guarantee.

22.      COUNTERPARTS

This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

23.      GOVERNING LAW

This Agreement is governed by English law.

24.      JURISDICTION

24.1     English law

This Agreement shall be governed by, and construed in accordance with, the laws of England.

24.2     Jurisdiction

The Borrower irrevocably agrees for the benefit of the Lender that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of, or in connection with, this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

24.3     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Guarantor:

24.3.1    irrevocably appoints Marco Compagnoni of Lovells, Atlantic House, Holborn Viaduct, London EC1A 2FG (facsimile number 020 7296 2001) as its agent for service of process in relation to any proceedings before the English courts in connection with this Guarantee; and

24.3.2    agrees that failure by a process agent to notify any of the Guarantors of the process will not invalidate the proceedings concerned.

IN WITNESS of which this Guarantee has been duly executed by each Guarantor as a deed and has been delivered on the date written at the beginning of this Guarantee.

EXECUTION PAGE

Declaration

By signing this Guarantee, I confirm that:

(i)       before I signed this document and in relation to its nature, meaning, effect and risks, I have taken independent legal advice;

(ii)       I fully understand the obligations placed upon me following my signature;

(iii)      I have signed this Guarantee of my own free will without duress or undue influence; and

(iv)      in deciding to sign this Guarantee I have not placed any reliance upon any advice, opinion or representation of (i) any person having any interest in the Borrower whether by reason of directorship, shareholding or employment or (ii) any other representative or agent of the Borrower or (iii) the Lender or any of the representatives or agents of the Lender.

EXECUTED (but not delivered until the	)
date of this Guarantee) as a deed by	)	/s/ FREDERICK BARCLAY
FREDERICK BARCLAY	)
in the presence of:	)

Witness signature: /s/ SIRI WATSON

Witness name: Siri Watson

Address: Hestehagen 45, 1394 Nesbru, Norway

Occupation: Secretary

EXECUTED (but not delivered until the	)
date of this Guarantee) as a deed by	)	/s/ DAVID BARCLAY
DAVID BARCLAY	)
in the presence of:	)

Witness signature: /s/ SIRI WATSON

Witness name: Siri Watson

Address: Hestehagen 45, 1394 Nesbru, Norway

Occupation: Secretary